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                                                                    EXHIBIT 11
                                   ARMCO INC
                     COMPUTATION OF INCOME PER COMMON SHARE



(Dollars and shares in millions,
   except per share amounts)        Three Months Ended       Six Months Ended
PRIMARY                                  June 30,                June 30,
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                                      1995       1994         1995       1994
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
Net income                          $  35.9    $  69.9      $  38.3    $  42.7
Preferred stock dividends              (4.4)      (4.4)        (8.9)      (8.9)
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Net income applicable to
   common stock                     $  31.5    $  65.5      $  29.4    $  33.8
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Weighted average number of
   common shares                      106.0      104.5        105.8      104.3
Weighted average number of
   common equivalent shares             0.2        0.1          0.2        0.1
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Average common shares outstanding
   as adjusted                        106.2      104.6        106.0      104.4
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Net income per common share         $  0.30    $  0.63      $  0.28    $  0.32


FULLY DILUTED*
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Net income                          $  35.9    $  69.9      $  38.3    $  42.7
Preferred stock dividends               -          -            -          -
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Net income applicable to
   common stock                     $  35.9    $  69.9      $  38.3    $  42.7
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Weighted average number of
   common shares                      106.0      104.5        105.8      104.3
Weighted average number of
   common equivalent shares             0.1        0.1          0.2        0.1
Weighted average number of
   preferred shares on an
   "if converted" basis                22.7       22.7         22.7       22.7
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Average common shares outstanding
   as adjusted                        128.8      127.3        128.7      127.1
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Net income per common share         $  0.28    $  0.55      $  0.30    $  0.34

Shares of stock outstanding at June 30
   Common                                                     106.1      104.6
   Preferred - $2.10 Class A                                    1.7        1.7
   Preferred - $3.625 Class A                                   2.7        2.7
   Preferred - $4.50 Class B                                    1.0        1.0

*  Calculation of fully diluted income per share for each of the six month periods is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result, or is not required by footnote 2 to paragraph 14 of APB Opinion
No. 15 because it results in dilution of less than 3%.
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